Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of our report dated January 30, 2026 with respect to the audited financial statements of Averin Capital Acquisition Corp. as of December 31, 2025 and for the period from October 17, 2025 (inception) through December 31, 2025.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

January 30, 2026